Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: (206) 622-4191

Tom Wyatt, CEO

Ernie Johnson, CFO

Cutter & Buck Announces Contract Renewal with Annika Sorenstam

(SEATTLE, WASHINGTON) – October 19, 2005 – Cutter & Buck (Nasdaq: CBUK), a leader in upscale sportswear and outerwear, announced today that it will continue its longtime partnership with Annika Sorenstam, the No. 1 ranked golfer on the LPGA tour since 2001.  Under the agreement, Sorenstam will continue to wear and endorse Cutter & Buck apparel, including her signature Annika Collection, at all her professional golf events and media appearances through 2011.

“We are delighted to renew our partnership with Annika and to continue to build the Annika Collection,” said Tom Wyatt, Chief Executive Officer of Cutter & Buck. “Annika’s relentless pursuit of perfection and her drive to succeed lends inspiration to the Cutter & Buck brand and performance standards. We are proud to reflect her ongoing commitment to women’s golf.”

Sorenstam will continue to set the tone and overall inspiration of the Annika Collection by Cutter & Buck, a line of apparel that integrates performance fabrics and features with fashionable styling and color inspiration. In addition, Sorenstam will continue to make promotional appearances on behalf of the brand.

“I am thrilled to continue my relationship with Cutter and Buck,” said Sorenstam.  “We have formed a great partnership and I look forward to contributing to the further evolution of the Annika Collection for years to come.  I am proud to represent such a fashion forward, technically savvy line and sharing the upcoming collections with women golfers worldwide.”

Rated as the LPGA’s top golfer since 2001, Sorenstam has 64 career victories, including eight in 2005 alone, and ranks No.1 on the LPGA’s all-time money list.  She has endorsed Cutter & Buck as the featured female athlete since 2001.

About Cutter & Buck

The company designs and markets upscale sportswear and outerwear under the Cutter & Buck brand.  All Cutter & Buck products feature distinctive, comfortable designs, high quality materials and rich detailing. The company sells its products through golf pro shops and resorts, specialty retail shops, corporate sales and online at cutterbuck.com.